Exhibit 99.1

NRI Real Estate Investment and Technology, Inc.

Announces 2023 Second Quarter Financial Results

CORAL GABLES, FL ‒ August 11, 2023 ‒ NRI Real Estate Investment and Technology, Inc., a Maryland corporation and formerly known as NRI Real Token, Inc. (the “Company”), today announced financial and operational results for the quarter ended June 30, 2023. The Company’s full financial results will be filed on a Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”).

Below are certain key business and operational highlights of the Company for the second quarter and six months ended June 30, 2023.

Second Quarter 2023 Business and Operational Highlights

●	Total revenue was $8.6 million and $8.4 million for the three months ended June 30, 2023 and 2022, respectively.

●	Total revenue was $19.9 million and $17.5 million for the six months ended June 30, 2023 and 2022, respectively.

●	As of June 30, 2023, multifamily rental component of property was 93.6% leased, with average rents of $4.68/sf. The Company will continue to seek to drive rents higher in line with the current market on new leases and renewals.

o	Rent growth on comparable new residential leases signed in the second quarter averaged 26.3%.

o	Rent growth on comparable new residential leases signed in the six months averaged 18.9%.

o	Rent growth on renewal residential leases signed in the second quarter averaged 12.2%.

o	Rent growth on renewal residential leases signed in the six months averaged 14.2%.

●	Total Hotel revenue (inclusive of Food & Beverage and miscellaneous revenue) for the second quarter equaled $5.0 million for a Total Revenue per Available Room (“TRevPAR”) of $226.50, compared to $5.6 million and a TRevPAR of $250.76 for the second quarter 2022.

●	Total Hotel revenue (inclusive of Food & Beverage and miscellaneous revenue) for the six months ended June 30, 2023 equaled $12.0 million for a Total Revenue per Available Room (“TRevPAR”) of $270.99, compared to $11.9 million and a TRevPAR of $268.14 for the six months ended June 30, 2022.

●	Food & Beverage component within the Hotel generated $2.6 million in revenue for the second quarter, compared to $2.7 million for the second quarter 2022.

●	Food & Beverage component within the Hotel generated $5.6 million in revenue for the six months ended June 30, 2023, compared to $5.8 million for the six months ended June 30, 2022.

●	Hotel average occupancy for the second quarter was approximately 44.8% and Hotel Average Daily Rate (“ADR”) was $240.08 compared to 57.8% and $223.54 for the second quarter 2022.

●	Hotel average occupancy for the six months ended June 30, 2023 was approximately 58.0% and Hotel Average Daily Rate (“ADR”) was $248.36 compared to 60.2% and $228.00 for the six months ended June 30, 2022.

●	Below is further monthly detail relating to ADR and occupancy on a monthly basis over the first six months of 2023:▪

o	January 2023:
▪	ADR: $225.02
▪	Occupancy: 71.9%

o	February 2023:
▪	ADR: $266.65
▪	Occupancy: 75.4%

o	March 2023:
▪	ADR: $271.09
▪	Occupancy: 66.9%

o	April 2023:
▪	ADR: $239.69
▪	Occupancy: 53.2%

o	May 2023:
▪	ADR: $276.81
▪	Occupancy: 49.5%

o	June 2023:
▪	ADR: $181.26
▪	Occupancy: 31.6%

●	The Hotel Management remains focused on driving ADR to better position the Hotel in the mid to upper end of market segment relative to our competitive property set.

●	Retail component highlights include:

o	The retail component is now approximately 86.0% leased, and we are currently in negotiations for the remaining approximately 3,800 SF of vacant space

●	The project generated negative operating cash flows of $(0.6) million and $(0.3) million for the second quarter 2023 and 2022, respectively. Operating cash flow consists of total revenue less total operating expense plus depreciation expense. We continue to be negatively affected by significantly higher borrowing costs. Generating sufficient cash flow after debt service for distributions is dependent on the revenue components of the various elements of the project, including the continued ramp up of the hotel toward stabilized occupancy; retail rents commencing under the signed leases, and in particular, with our largest retail tenant; and sustaining or exceeding the current revenues in our food and beverage and residential operations. Our credit agreements permit distributions once the Company surpasses a credit agreement defined 5.75% debt yield threshold, based on trailing revenues and expenses for the hotel, retail, and parking components. We exceeded the 5.75% debt yield threshold in the first quarter of 2023. At this time, management has determined that funds should be retained to satisfy expense requirements. In addition, our credit agreements also provide for a rate reduction of .25% upon achieving a 6.75% debt yield threshold. The Company achieved that threshold in the first quarter of 2023, and the interest rate spread was reduced effective March 9, 2023.

About NRI Real Estate Investment and Technology, Inc.

NRI Real Estate Investment and Technology, Inc. is a Maryland corporation incorporated on June 2, 2021, for the initial purpose of owning, developing and managing THesis Miami, located at 1350 S Dixie Highway, Coral Gables, Florida 33146. THesis Miami, also referred to as the Property, includes a hotel, apartments, retail (restaurants and shopping) units and a parking garage. NRI Real Estate Investment and Technology, Inc. has elected to be taxed as a real estate investment trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, for the taxable year ending December 31, 2022.

Cautionary Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and can be identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “seek,” “predict,” “potential,” “intend,” “plan,” “believe,” the negatives of such terms and other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this press release include statements regarding the Company and its industry relating to matters such as anticipated future financial and operational performance, business prospects, expected distributions, and expectations regarding occupancy and rent.

The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include those risks described under the section entitled “Item 1A. Risk Factors” in the Company’s Form 10 filed with the SEC, as updated by any subsequent filings which the Company makes with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, to be filed as soon as possible. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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